Exhibit 99.1

Contact:	Atish Shah
Vice President – Investor Relations
Hilton Hotels Corporation
(310) 205-8664 phone
atish_shah@hilton.com

HILTON REPORTS STRONG SECOND QUARTER 2006 RESULTS

Beverly Hills, Calif., August 1, 2006 – Hilton Hotels Corporation (NYSE:HLT) today reported financial results for the second quarter and six months ended June 30, 2006.  Second quarter highlights are as follows:

•                                          Recurring diluted EPS of $.32 vs. $.27 in 2005, an increase of 19%.

•                                          Total company Adjusted EBITDA of $489 million, up 46%.

•                                          Pro forma worldwide comparable owned RevPAR increased 9.3% driven by strong rate increases and high demand in most major markets.  Pro forma North America comparable owned RevPAR increased 9.6%.

•                                          Fees up 50% to $175 million on strong RevPAR and unit growth and as a result of the Hilton International acquisition.

•                                          Timeshare profitability up 23%.

Hilton reported second quarter 2006 net income of $144 million compared with $202 million in the 2005 quarter.  Diluted net income per share was $.35 in the 2006 second quarter, versus $.49 in the 2005 period.

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On a recurring basis, diluted EPS was $.32 in the 2006 second quarter, versus $.27 in the 2005 period.  Non-recurring items benefited Q2 2006 by $.03 per share, vs. a benefit of $.22 per share in Q2 2005.  Non-recurring items that benefited the 2006 quarter were as follows:

•                                          $3 million pre tax benefit from foreign currency gains;

•                                          $19 million pre tax benefit due primarily to asset dispositions ($10 million book gain), a settlement recovery in Hawaii ($8 million benefit), and other items ($1 million benefit.)

The 2005 second quarter benefited from the following two non-recurring items:

•                                          $.15 per share related primarily to asset sales;

•                                          $.07 per share of tax benefit related primarily to the closure of IRS audits for the years 1997-2001.

The company reported second quarter 2006 total operating income of $366 million (a 49 percent increase from the 2005 quarter,) on total revenue of $2.204 billion (an 87 percent increase from $1.176 billion in the 2005 quarter.)  Total company earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) were $489 million, an increase of 46 percent from $336 million in the 2005 quarter.

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Owned Hotel Results

Continued strong demand trends and pricing power resulted in high single digit or double digit average daily rate (ADR) increases at many of the company’s gateway hotels around the world.  Business transient, group and leisure segments each showed significant ADR improvement.

Across all brands, revenue from the company’s owned hotels (majority owned and controlled hotels) was $681 million in the second quarter 2006, an 18 percent increase from $575 million in the 2005 quarter.  Total owned hotel expenses were up 22 percent in the quarter to $477 million.

On a pro forma basis, as if the acquisition of Hilton International (HI) had occurred January 1, 2005, comparable North America (U.S. and Canada) owned revenue and expenses increased 6.5 percent and 7.8 percent, respectively.  Pro forma comparable revenue growth in the quarter was significantly impacted by disruptions due to renovations.  The disproportionate increase in pro forma comparable expenses was due primarily to the impact of higher energy and marketing costs.

On a pro forma basis, revenue-per-available-room (RevPAR) from comparable N.A. owned hotels increased 9.6 percent (99 percent rate driven.)  Pro forma comparable N.A. owned hotel occupancy increased 0.1 point to 80.4 percent, while ADR increased 9.5 percent to $189.87.  Particularly strong RevPAR growth was reported at the company’s owned hotels in Chicago, Atlanta, Phoenix, Boston, Washington D.C., and across Canada.  RevPAR growth at

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the company’s owned hotels in New York City (the Waldorf=Astoria and the Hilton New York) and at the Hilton Hawaiian Village was significantly impacted by renovation disruptions, though all three properties showed double-digit ADR gains.  Excluding the impact of the renovation disruption, pro forma RevPAR from comparable N.A. owned hotels would have increased approximately 12.6 percent.  Food and beverage business at the three hotels was also adversely impacted due to group business disruptions.  The current renovation phase at the Hilton New York was completed in July.  The current renovation phases at the Waldorf=Astoria and Hilton Hawaiian Village are scheduled to be completed during the third quarter.

Comparable N.A. owned hotel margins in the second quarter decreased 80 basis points to 30.2 percent.  The aforementioned renovation disruptions and higher energy and marketing costs impacted margins by approximately 160 basis points.

Pro forma comparable international owned revenue and expenses increased 8.0 percent and 6.0 percent, respectively.  Pro forma RevPAR from international comparable owned hotels increased 9.2 percent (72 percent rate driven.)  Occupancy increased 2.3 points to 75.1 percent, while ADR increased 5.9 percent to $150.17.  Strong results were reported in the U.K., particularly London, across continental Europe and in South America.  Adjusting for the impact of foreign exchange, RevPAR from international comparable owned hotels increased 9.7 percent.  Pro forma comparable international margins improved 130 basis points to 30.1 percent.

On a worldwide basis, pro forma comparable owned RevPAR increased 9.3 percent (90 percent rate driven), with margins declining 20 basis points to 30.2 percent.

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Leased Hotels

Revenue from leased hotels was $671 million in the second quarter 2006 compared to $31 million in the 2005 quarter, while leased hotel expenses were $572 million in the current quarter versus $27 million last year.  The EBITDAR-to-rent coverage ratio was 1.7 times in the quarter.

Pro forma leased revenue increased 1.7 percent, leased expenses increased 1.8 percent and margins declined 10 basis points to 15.1 percent.  RevPAR from comparable leased properties increased 4.1 percent (on a U.S. dollar basis).  Adjusting for the impact of foreign exchange, RevPAR from comparable leased hotels increased 4.8 percent.

System-wide RevPAR; Management/Franchise Fees

Most of the company’s brands reported significant system-wide RevPAR increases, with particularly strong gains in ADR.  On a system-wide basis (including owned, leased, managed and franchised properties) and pro forma as if the acquisition of Hilton International had occurred January 1, 2005, the company’s brands showed second quarter RevPAR gains (on a U.S. dollar basis) as follows: Doubletree, 14.1 percent; Hampton Inn, 12.3 percent; Hilton Garden Inn, 10.5 percent; Embassy Suites, 9.5 percent; Hilton, 9.2 percent; Homewood Suites by Hilton, 8.2 percent; and Conrad, 7.1 percent.  RevPAR for the Scandic brand declined 0.7 percent.

Management and franchise fees increased 50 percent in the second quarter to $175 million, benefiting from RevPAR gains and the addition of new units and the acquisition of HI.

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Brand Development/Unit Growth

In the second quarter, the company added 55 properties and 8,362 rooms to its system as follows: Hampton Inn, 26 hotels and 2,292 rooms; Hilton Garden Inn, 13 hotels and 1,875 rooms; Hilton, 4 hotels and 1,545 rooms; Doubletree, 4 hotels and 965 rooms;  Homewood Suites by Hilton, 5 hotels and 637 suites; Hilton Grand Vacations Company, 606 units; Embassy Suites, 1 hotel and 150 suites and other, 2 hotels and 292 rooms.

Sixteen hotels and 2,509 rooms were removed from the system during the quarter.

During the second and early third quarter, the company added new hotels in major markets such as, Boston, St. Louis, Dallas, Jeddah (Saudi Arabia,) New York (at J.F.K. Airport,) London (at Canary Wharf,) Montreal and Fiji.  Additionally, during June and July, the company announced signed management or franchise agreements for its first four Hilton Garden Inns in Europe – two each in Germany and Italy, as well as its first Doubletree in Asia – in Thailand.

At June 30, 2006, the Hilton worldwide system consisted of 2,861 hotels and 492,620 rooms.  The company’s current development pipeline is its biggest yet, and the largest for any U.S.-based hotel company, with more than 700 hotels and 100,000 rooms at June 30, 2006.  Approximately 90 percent of the hotels in the current development pipeline are in the Americas (U.S., Canada, Mexico, and South America,) though international development is expected to comprise an increasingly larger percentage of the company’s unit growth within the next two years.

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In July, Hilton Garden Inn earned a first place ranking (for the fifth consecutive year) in the mid-scale full service segment of J.D. Power and Associates’ 2006 North America Hotel Guest Satisfaction Index Study.

Hilton Grand Vacations

Hilton Grand Vacations Company (HGVC), the company’s vacation ownership business, reported a 23 percent increase in profitability in the second quarter, due primarily to an 8 percent increase in average unit sales price and favorable impact from percentage of completion accounting in Las Vegas and Hawaii.  Unit sales were flat with the 2005 quarter.  The company reported that sales volume remained strong at HGVC’s properties in Las Vegas, Orlando and Hawaii.  HGVC had second quarter revenue of $173 million, a 27 percent increase from $136 million in the 2005 quarter.  Expenses were $125 million in the second quarter, compared with $97 million in the 2005 period. During the quarter, the company spent approximately $106 million to acquire land in New York City (on 57th Street between 6th and 7th Avenues) and Orlando (part of the Ruby Lake planned development west of I-4) that has been earmarked for future HGVC development.

Corporate Finance

At June 30, 2006, Hilton had total debt of $8.4 billion (net of approximately $500 million of debt and capital lease obligations resulting from the consolidation of certain joint venture entities and a managed hotel, which is non-recourse to Hilton.)  Of the $8.4 billion, approximately 61 percent is floating rate debt.  Total cash and equivalents (including restricted

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cash) were approximately $348 million at June 30, 2006.  The company noted that debt reduction is a priority, and will be accomplished through a combination of operating cash flow and proceeds from asset dispositions.

The company’s average basic and diluted share counts for the second quarter were 385 million and 419 million, respectively.

Hilton’s debt currently has an average life of 6.2 years, at an average cost of approximately 6.4 percent.

Hilton’s effective tax rate in the second quarter 2006 was 39 percent.

Total capital expenditures in the second quarter were $266 million, including $144 million expended for timeshare development and the aforementioned purchases of land.

Six-Month Results

For the six-month period ended June 30, 2006, Hilton reported net income of $248 million, compared to $266 million in the 2005 period.  Diluted net income per share was $.61 versus $.65 in the 2005 period.  Non-recurring items benefited the 2006 six-month period by $.09 per share, versus $.23 per share benefit in the 2005 six-month period.  On a recurring basis, EPS was $.52 versus $.42 in the 2005 period, an increase  of 24 percent.  Operating income for the six months was $601 million (compared with $409 million in the 2005 period) on revenue of $3.723 billion (compared with $2.252 billion in the 2005 period.)  For the 2006 six-month period, when compared to the same period last year, total company Adjusted EBITDA increased 39 percent to $817 million.

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2006 Outlook

The company provided the following updated estimates for full-year 2006:

Total revenue:	$8.100 - $8.130 billion

Total Adjusted EBITDA:	$1.740 - $1.765 billion

Total operating income:	$1.280 - $1.300 billion

Pro forma comparable N. A. owned RevPAR growth:	9 – 10%

Pro forma comparable worldwide owned RevPAR growth:	9 – 10%

Pro forma comparable N. A. owned margin growth:	30 – 60 basis points

Pro forma comparable worldwide owned margin growth:	50 – 80 basis points

Pro forma comparable leased RevPAR growth:	7 – 8%

Pro forma comparable leased margin growth:	80 – 100 basis points

Management and franchise fee growth:	45% range

Timeshare profitability growth:	20% range

Diluted earnings per share:	$1.17 - $1.21

Recurring diluted EPS:	$1.08 - $1.12

The company’s 2006 guidance excludes the impact of future asset sales.

Total capital spending in 2006 is expected to be approximately $860 million as follows: approximately $235 million for routine improvements, $300 million for hotel renovation or special projects, and $325 million for timeshare projects.

The company expects to add approximately 225 hotels and 36,000 rooms to its system in 2006.

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Stephen F. Bollenbach, co-chairman and chief executive officer of Hilton Hotels Corporation, said: “All three parts of our company – the hotels we own, our management and franchise fee business and our timeshare operations – continue to perform extremely well as our unparalleled collection of respected brands remain the first choices for the world’s travelers and hotel owners.

“Strong demand is driving room rate growth in many of our most important markets, including New York, Hawaii, London and Chicago, a trend we see continuing due to limited new supply in urban centers and the ongoing rebound in the U.K.  The renovation projects we have undertaken in New York and Hawaii, enhancing the guestrooms and improving the infrastructure of the important properties we own in those markets, are nearing completion and will have a positive impact on our results going forward.

“No one is opening more hotels in the U.S. than Hilton, a testament to the power of the Hilton Family of Brands.  We anticipate our pipeline of more than 700 hotels to grow as we sign additional management and franchise agreements for our brands in Europe and Asia, as well as continuing our brand development success in North America.  As we expected when we acquired Hilton International, the opportunities to introduce Hilton Garden Inn and Hampton Inn – along with our full-service Hilton and Doubletree brands – in new markets are plentiful and we are pursuing them aggressively.  We are also finding excellent opportunities to expand our luxury presence through our Conrad and Waldorf=Astoria Collection brands.  In addition, we were happy to have reached a favorable agreement with our labor unions

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that provided a new six-year agreement in Manhattan and established a structure for improved relations with UNITE HERE in the future.”

Mr. Bollenbach concluded: “Just a few short months after completing the Hilton International transaction, our global business is operating seamlessly, new worldwide technology, product and marketing initiatives are underway, and we are moving assertively to take full advantage of the wide range of opportunities to grow our business for the benefit of our shareholders, customers, team members and hotel owners.”

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Note:  This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts.  The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions; supply and demand changes for hotel rooms; competitive conditions in the lodging industry, relationships with clients and property owners; the impact of government regulations; changes in foreign currency exchange rates; and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

HILTON HOTELS CORPORATION

Financial Highlights (Unaudited)

(in millions, except per share amounts)

	Three Months Ended June 30			Six Months Ended June 30
	2005	2006	% Change	2005	2006	% Change
Revenue
Owned hotels	$575	$681	18%	$1,070	$1,189	11%
Leased hotels	31	671	—	59	937	—
Management and franchise fees	117	175	50	219	327	49
Timeshare and other income	148	217	47	302	428	42
	871	1,744	100	1,650	2,881	75
Other revenue from managed and franchised properties	305	460	51	602	842	40
	1,176	2,204	87	2,252	3,723	65
Expenses
Owned hotels	391	477	22	767	857	12
Leased hotels	27	572	—	53	802	—
Depreciation and amortization	78	117	50	158	203	28
Impairment loss and related costs	5	—	—	7	—	—
Other operating expenses	116	190	64	238	368	55
Corporate expense	26	43	65	50	87	74
	643	1,399	118	1,273	2,317	82
Other expenses from managed and franchised properties	303	457	51	596	833	40
	946	1,856	96	1,869	3,150	69

Operating income from unconsolidated affiliates	16	18	13	26	28	8

Operating income	246	366	49	409	601	47

Interest and dividend income	4	4	—	8	15	88
Interest expense	(66)	(139)	111	(130)	(235)	81
Net interest from unconsolidated affiliates and non-controlled interests	(7)	(13)	86	(13)	(22)	69
Net gain on foreign currency transactions	—	3	—	—	20	—
Net gain on asset dispositions and other	61	19	(69)	72	23	(68)
Loss from non-operating affiliates	(4)	(4)	—	(9)	(8)	(11)
Income before taxes and minority and non-controlled interests	234	236	1	337	394	17
Provision for income taxes	(25)	(92)	—	(61)	(144)	136
Minority and non-controlled interests, net	(7)	—	—	(10)	(2)	(80)
Net income	$202	$144	(29)%	$266	$248	(7)%

Net income per share (1)
Basic	$.53	$.37	(30)%	$.69	$.65	(6)%
Diluted	$.49	$.35	(29)%	$.65	$.61	(6)%

Average shares - basic	381	385	1%	384	384	—%
Average shares - diluted	416	419	1%	418	418	—%

(1) EPS for the six month periods differs from the sum of quarterly EPS amounts due to the required method of computing EPS in the respective periods.

HILTON HOTELS CORPORATION
Comparable Owned Statistics (1)

	Three Months Ended June 30,				Six Months Ended June 30,
	2005	2006	Change		2005	2006	Change
Worldwide - 63 Hotels

Hilton
Occupancy	78.1%	79.0%	0.9	pts	73.8%	75.5%	1.7	pts
Average Rate	$170.54	$184.66	8.3%		$169.64	$180.50	6.4%
RevPAR	$133.20	$145.85	9.5%		$125.24	$136.34	8.9%

All Other
Occupancy	76.5%	76.1%	(0.4	)pts	73.9%	74.8%	0.9	pts
Average Rate	$109.02	$117.41	7.7%		$109.13	$115.22	5.6%
RevPAR	$83.44	$89.30	7.0%		$80.62	$86.20	6.9%

Total
Occupancy	77.9%	78.7%	0.8	pts	73.8%	75.5%	1.7	pts
Average Rate	$163.95	$177.58	8.3%		$163.03	$173.46	6.4%
RevPAR	$127.77	$139.69	9.3%		$120.37	$130.88	8.7%

North America (US & Canada) - 30 Hotels

Hilton
Occupancy	81.0%	80.9%	(0.1	)pts	76.5%	77.4%	0.9	pts
Average Rate	$179.18	$196.88	9.9%		$176.71	$191.76	8.5%
RevPAR	$145.05	$159.22	9.8%		$135.19	$148.50	9.8%

All Other
Occupancy	75.6%	76.5%	0.9	pts	74.4%	75.7%	1.3	pts
Average Rate	$125.46	$133.38	6.3%		$124.02	$130.72	5.4%
RevPAR	$94.89	$101.98	7.5%		$92.29	$99.01	7.3%

Total
Occupancy	80.3%	80.4%	0.1	pts	76.3%	77.2%	0.9	pts
Average Rate	$173.35	$189.87	9.5%		$170.78	$184.84	8.2%
RevPAR	$139.27	$152.58	9.6%		$130.24	$142.77	9.6%

International - 33 Hotels

Hilton
Occupancy	72.2%	75.1%	2.9	pts	68.2%	71.7%	3.5	pts
Average Rate	$150.35	$157.91	5.0%		$153.09	$155.66	1.7%
RevPAR	$108.48	$118.64	9.4%		$104.49	$111.54	6.7%

All Other
Occupancy	78.8%	75.0%	(3.8	)pts	72.5%	72.4%	(0.1	)pts
Average Rate	$68.58	$75.70	10.4%		$69.93	$73.67	5.3%
RevPAR	$54.08	$56.79	5.0%		$50.68	$53.35	5.3%

Total
Occupancy	72.8%	75.1%	2.3	pts	68.7%	71.7%	3.0	pts
Average Rate	$141.86	$150.17	5.9%		$144.68	$147.86	2.2%
RevPAR	$103.27	$112.80	9.2%		$99.33	$106.05	6.8%

(1) Statistics are presented pro forma as if the acquisition of Hilton International had occurred January 1, 2005.  Includes hotels owned as of June 30, 2006 which were owned by HHC or HI since January 1, 2005.  Excludes the Company’s owned hotels in New Orleans.

HILTON HOTELS CORPORATION
Comparable Leased Statistics (1)

	Three Months Ended June 30,				Six Months Ended June 30,
	2005	2006	Change		2005	2006	Change
Worldwide - 200 Hotels

Hilton
Occupancy	74.2%	76.0%	1.8	pts	70.0%	72.8%	2.8	pts
Average Rate	$152.58	$159.48	4.5%		$148.89	$151.29	1.6%
RevPAR	$113.20	$121.20	7.1%		$104.18	$110.13	5.7%

Scandic
Occupancy	65.9%	64.5%	(1.4	)pts	60.5%	61.8%	1.3	pts
Average Rate	$110.43	$111.97	1.4%		$112.25	$109.72	(2.3)%
RevPAR	$72.82	$72.18	(0.9)%		$67.91	$67.82	(0.1)%

All Other
Occupancy	80.7%	78.2%	(2.5	)pts	73.4%	74.4%	1.0	pts
Average Rate	$139.36	$151.49	8.7%		$131.42	$143.12	8.9%
RevPAR	$112.45	$118.53	5.4%		$96.41	$106.54	10.5%

Total
Occupancy	70.8%	70.9%	0.1	pts	65.9%	68.0%	2.1	pts
Average Rate	$134.23	$139.61	4.0%		$132.82	$133.86	0.8%
RevPAR	$95.09	$99.02	4.1%		$87.54	$90.96	3.9%

(1) Statistics are presented pro forma as if the acquisition of Hilton International had occurred January 1, 2005.  Includes hotels leased as of June 30, 2006 which were leased by HHC or HI since January 1, 2005.

HILTON HOTELS CORPORATION

Comparable Systemwide Statistics (1)

Regional Summary

	Three Months Ended June 30,				Six Months Ended June 30,
	2005	2006	Change		2005	2006	Change

North America (US & Canada)
Occupancy	73.3%	76.3%	3.0	pts	69.6%	72.6%	3.0	pts
Average Rate	$106.70	$113.93	6.8%		$105.83	$113.00	6.8%
RevPAR	$78.20	$86.93	11.2%		$73.66	$81.99	11.3%

United Kingdom & Ireland
Occupancy	75.5%	78.1%	2.6	pts	71.3%	75.1%	3.8	pts
Average Rate	$169.16	$172.85	2.2%		$168.60	$167.06	(0.9)%
RevPAR	$127.78	$135.08	5.7%		$120.15	$125.45	4.4%

Continental Europe
Occupancy	71.8%	73.6%	1.8	pts	65.0%	66.9%	1.9	pts
Average Rate	$164.33	$173.02	5.3%		$159.40	$162.36	1.9%
RevPAR	$118.04	$127.35	7.9%		$103.66	$108.60	4.8%

Africa
Occupancy	64.1%	71.7%	7.6	pts	64.9%	69.5%	4.6	pts
Average Rate	$128.46	$135.62	5.6%		$127.74	$134.59	5.4%
RevPAR	$82.40	$97.23	18.0%		$82.94	$93.55	12.8%

Middle East
Occupancy	76.6%	71.4%	(5.2	)pts	76.3%	72.7%	(3.6	)pts
Average Rate	$80.39	$89.21	11.0%		$91.10	$97.13	6.6%
RevPAR	$61.61	$63.71	3.4%		$69.50	$70.59	1.6%

Asia Pacific
Occupancy	75.4%	75.9%	0.5	pts	74.9%	76.0%	1.1	pts
Average Rate	$126.30	$131.80	4.4%		$126.69	$132.45	4.5%
RevPAR	$95.19	$100.06	5.1%		$94.89	$100.62	6.0%

Latin America & Caribbean
Occupancy	69.4%	72.2%	2.8	pts	69.0%	72.6%	3.6	pts
Average Rate	$112.91	$124.35	10.1%		$118.49	$129.74	9.5%
RevPAR	$78.40	$89.74	14.5%		$81.78	$94.15	15.1%

Nordic
Occupancy	66.1%	64.8%	(1.3	)pts	60.7%	62.1%	1.4	pts
Average Rate	$114.56	$116.16	1.4%		$115.88	$113.29	(2.2)%
RevPAR	$75.78	$75.23	(0.7)%		$70.32	$70.40	0.1%

Total
Occupancy	72.9%	75.3%	2.4	pts	69.3%	71.9%	2.6	pts
Average Rate	$111.91	$118.96	6.3%		$111.31	$117.63	5.7%
RevPAR	$81.60	$89.62	9.8%		$77.09	$84.57	9.7%

(1) Statistics are presented pro forma as if the acquisition of Hilton International had occurred January 1, 2005.  Includes hotels in the system as of June 30, 2006 which were in the system of HHC or HI since January 1, 2005.  Excludes the Company’s owned hotels in New Orleans.  Excludes data for HI franchise hotels.

HILTON HOTELS CORPORATION

Comparable Systemwide Statistics (1)

Brand Summary

	Three Months Ended June 30,				Six Months Ended June 30,
	2005	2006	Change		2005	2006	Change

Hilton
Occupancy	73.9%	75.3%	1.4	pts	70.8%	72.4%	1.6	pts
Average Rate	$136.67	$146.42	7.1%		$136.02	$144.06	5.9%
RevPAR	$101.03	$110.30	9.2%		$96.29	$104.27	8.3%

Hilton Garden Inn
Occupancy	72.0%	75.1%	3.1	pts	68.9%	71.5%	2.6	pts
Average Rate	$99.64	$105.51	5.9%		$98.60	$104.71	6.2%
RevPAR	$71.76	$79.28	10.5%		$67.93	$74.84	10.2%

Doubletree
Occupancy	71.8%	75.9%	4.1	pts	68.4%	72.3%	3.9	pts
Average Rate	$105.36	$113.67	7.9%		$104.90	$112.89	7.6%
RevPAR	$75.59	$86.28	14.1%		$71.73	$81.56	13.7%

Embassy Suites
Occupancy	75.7%	77.1%	1.4	pts	72.5%	74.5%	2.0	pts
Average Rate	$126.33	$135.75	7.5%		$125.50	$134.35	7.1%
RevPAR	$95.62	$104.70	9.5%		$90.99	$100.13	10.0%

Homewood Suites by Hilton
Occupancy	76.9%	79.3%	2.4	pts	74.1%	76.8%	2.7	pts
Average Rate	$98.55	$103.43	5.0%		$98.35	$103.20	4.9%
RevPAR	$75.76	$81.99	8.2%		$72.85	$79.21	8.7%

Hampton
Occupancy	72.0%	76.1%	4.1	pts	67.6%	71.6%	4.0	pts
Average Rate	$82.21	$87.29	6.2%		$81.22	$86.42	6.4%
RevPAR	$59.16	$66.45	12.3%		$54.94	$61.89	12.7%

Scandic
Occupancy	65.9%	64.5%	(1.4	)pts	60.4%	61.8%	1.4	pts
Average Rate	$109.95	$111.55	1.5%		$111.79	$109.30	(2.2)%
RevPAR	$72.48	$71.97	(0.7)%		$67.57	$67.57	—%

Conrad
Occupancy	72.5%	69.4%	(3.1	)pts	69.6%	68.6%	(1.0	)pts
Average Rate	$145.36	$162.52	11.8%		$145.29	$160.27	10.3%
RevPAR	$105.38	$112.81	7.1%		$101.17	$109.93	8.7%

Other
Occupancy	80.0%	82.0%	2.0	pts	71.8%	77.5%	5.7	pts
Average Rate	$139.71	$149.01	6.7%		$128.83	$136.05	5.6%
RevPAR	$111.81	$122.22	9.3%		$92.45	$105.41	14.0%

Total
Occupancy	72.9%	75.3%	2.4	pts	69.3%	71.9%	2.6	pts
Average Rate	$111.91	$118.96	6.3%		$111.31	$117.63	5.7%
RevPAR	$81.60	$89.62	9.8%		$77.09	$84.57	9.7%

(1) Statistics are presented pro forma as if the acquisition of Hilton International had occurred January 1, 2005.  Includes hotels in the system as of June 30, 2006 which were in the system of HHC or HI since January 1, 2005.  Excludes the Company’s owned hotels in New Orleans.  Excludes data for HI franchise hotels.

HILTON HOTELS CORPORATION
Supplementary Statistical Information (1)

	June				Change to
	2005 Number of		2006 Number of		June 2005 Number of		December 2005 Number of
	Properties	Rooms	Properties	Rooms	Properties	Rooms	Properties	Rooms
Hilton
Owned	81	39,770	54	30,339	(27)	(9,431)	(3)	(2,030)
Leased	78	22,908	79	23,552	1	644	—	92
Joint Venture	16	6,844	14	6,156	(2)	(688)	(2)	(688)
Managed	118	42,797	143	52,783	25	9,986	6	5,074
Franchised	188	52,364	201	58,012	13	5,648	8	3,228
	481	164,683	491	170,842	10	6,159	9	5,676
Hilton Garden Inn
Owned	1	162	1	162	—	—	—	—
Joint Venture	1	128	1	128	—	—	—	—
Managed	7	895	7	886	—	(9)	—	—
Franchised	223	30,454	270	37,198	47	6,744	20	2,851
	232	31,639	279	38,374	47	6,735	20	2,851
Doubletree
Owned	3	1,349	3	1,349	—	—	—	—
Leased	5	1,746	5	1,746	—	—	—	—
Joint Venture	16	4,982	14	4,306	(2)	(676)	—	—
Managed	33	8,611	26	7,146	(7)	(1,465)	(4)	(914)
Franchised	96	23,307	119	29,102	23	5,795	11	2,395
	153	39,995	167	43,649	14	3,654	7	1,481
Embassy Suites
Owned	3	664	3	664	—	—	—	1
Joint Venture	26	6,923	24	6,251	(2)	(672)	(1)	(335)
Managed	55	14,433	56	14,830	1	397	—	(2)
Franchised	94	21,382	98	22,247	4	865	—	(101)
	178	43,402	181	43,992	3	590	(1)	(437)
Homewood Suites by Hilton
Owned	1	140	1	140	—	—	—	—
Managed	41	4,802	41	4,706	—	(96)	—	—
Franchised	113	12,367	132	14,434	19	2,067	10	1,147
	155	17,309	174	19,280	19	1,971	10	1,147
Hampton
Owned	1	133	1	133	—	—	—	—
Managed	35	4,569	35	4,607	—	38	1	154
Franchised	1,269	126,815	1,329	131,421	60	4,606	28	1,886
	1,305	131,517	1,365	136,161	60	4,644	29	2,040
Scandic
Owned	1	325	1	325	—	—	—	—
Leased	123	21,774	120	21,431	(3)	(343)	(1)	26
Managed	3	429	3	429	—	—	—	—
Franchised	5	575	6	962	1	387	1	247
	132	23,103	130	23,147	(2)	44	—	273
Conrad
Joint Venture	3	1,395	3	1,399	—	4	—	4
Managed	10	3,059	13	3,903	3	844	1	243
	13	4,454	16	5,302	3	848	1	247
Other
Owned	2	630	2	630	—	—	—	—
Leased	2	666	2	666	—	—	—	—
Joint Venture	3	807	—	—	(3)	(807)	—	—
Managed	5	1,164	9	3,434	4	2,270	3	2,123
Franchised	5	2,215	5	2,265	—	50	(1)	(169)
	17	5,482	18	6,995	1	1,513	2	1,954

Timeshare	38	4,170	40	4,878	2	708	—	606

Total
Owned	93	43,173	66	33,742	(27)	(9,431)	(3)	(2,029)
Leased	208	47,094	206	47,395	(2)	301	(1)	118
Joint Venture	65	21,079	56	18,240	(9)	(2,839)	(3)	(1,019)
Managed	307	80,759	333	92,724	26	11,965	7	6,678
Franchised	1,993	269,479	2,160	295,641	167	26,162	77	11,484
Timeshare	38	4,170	40	4,878	2	708	—	606
TOTAL PROPERTIES	2,704	465,754	2,861	492,620	157	26,866	77	15,838

(1) Statistics are presented pro forma as if the acquisition of Hilton International had occurred January 1, 2005.

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Reconciliation of Adjusted EBITDA to EBITDA and Net Income

Historical Data

($ in millions)

	Three Months Ended			Six Months Ended
	June 30			June 30
	2005	2006	% Change	2005	2006	% Change

Adjusted EBITDA	$336	$489	46%	$588	$817	39%
Proportionate share of depreciation and amortization of unconsolidated affiliates	(7)	(7)	—	(14)	(15)	7
Impairment loss and related costs	(5)	—	—	(7)	—	—
Operating interest and dividend income	(2)	(1)	(50)	(5)	(3)	(40)
Operating income of non-controlled interests	2	2	—	5	5	—
Net gain on foreign currency transactions	—	3	—	—	20	—
Net gain on asset dispositions and other	61	19	(69)	72	23	(68)
Loss from non-operating affiliates	(4)	(4)	—	(9)	(8)	(11)
Minority and non-controlled interests, net	(7)	—	—	(10)	(2)	(80)
EBITDA	374	501	34	620	837	35
Depreciation and amortization	(78)	(117)	50	(158)	(203)	28
Interest expense, net	(69)	(148)	114	(135)	(242)	79
Provision for income taxes	(25)	(92)	—	(61)	(144)	136
Net income	$202	$144	(29)%	$266	$248	(7)%

Reconciliation of Adjusted EBITDA to EBITDA and Net Income

Future Performance - Full Year 2006 Outlook (1)

($ in millions, except per share amounts)

	Estimated	Estimated
	Full Year 2006	Full Year 2006
	Low End	High End

Adjusted EBITDA	$1,740	$1,765
Proportionate share of depreciation and amortization of unconsolidated affiliates	(31)	(31)
Operating interest and dividend income	(7)	(7)
Operating income of non-controlled interests	11	11
Net gain on foreign currency transactions	20	20
Net gain on asset dispositions and other	23	23
Loss from non-operating affiliates	(16)	(16)
Minority and non-controlled interests, net	(6)	(6)
EBITDA	1,734	1,759
Depreciation and amortization	(436)	(436)
Interest expense, net	(526)	(525)
Provision for income taxes	(292)	(302)
Net income	$480	$496

Diluted EPS	$1.17	$1.21

Recurring Diluted EPS	$1.08	$1.12

(1) Includes the impact of Hilton International from the acquisition date of February 23, 2006.

HILTON HOTELS CORPORATION
Supplemental Financial Information (Unaudited)
Pro Forma Revenue and Expenses
($ in millions)

Owned Hotels

	Three Months Ended		% or		Six Months Ended		% or
	June 30,		basis point		June 30,		basis point
	2005	2006	Change		2005	2006	Change
Revenue
Reported	$575	$681			$1,070	$1,189
Less sold hotels and New Orleans	(172)	(33)			(319)	(87)
Less HI reported	—	(222)			—	(302)
Plus HI North America, net (1)	26	31	19%		46	56	22%
Pro Forma Comparable Owned - North America	429	457	7%		797	856	7%
Plus HI International, net (1)	163	176	8%		313	331	6%
Pro Forma Comparable Owned - Worldwide	$592	$633	7%		$1,110	$1,187	7%
Expenses
Reported	$391	$477			$767	$857
Less sold hotels and New Orleans	(115)	(24)			(228)	(62)
Less HI reported	—	(158)			—	(217)
Plus HI North America, net (1)	20	24	20%		39	45	15%
Pro Forma Comparable Owned - North America	296	319	8%		578	623	8%
Plus HI International, net (1)	116	123	6%		231	239	3%
Pro Forma Comparable Owned - Worldwide	$412	$442	7%		$809	$862	7%
Margins
Pro Forma Comparable Owned - North America	31.0%	30.2%	(80	)bps	27.5%	27.2%	(30	)bps
Pro Forma Comparable Owned - International	28.8%	30.1%	130	bps	26.2%	27.8%	160	bps
Pro Forma Comparable Owned - Worldwide	30.4%	30.2%	(20	)bps	27.1%	27.4%	30	bps

Leased Hotels

	Three Months Ended		% or		Six Months Ended		% or
	June 30,		basis point		June 30,		basis point
	2005	2006	Change		2005	2006	Change
Revenue
Reported	$31	$671			$59	$937
Less non-comparable	(4)	—			(8)	—
Less HI reported	—	(643)			—	(882)
Plus HI, net (1)	624	634	2%		1,163	1,174	1%
Pro Forma Comparable Leased - Worldwide	$651	$662	2%		$1,214	$1,229	1%
Expenses
Reported	$27	$572			$53	$802
Less non-comparable	(4)	—			(7)	—
Less HI reported	—	(549)			—	(756)
Plus HI, net (1)	529	539	2%		1,027	1,028	—%
Pro Forma Comparable Leased - Worldwide	$552	$562	2%		$1,073	$1,074	—%
Margins
Pro Forma Comparable Leased - Worldwide	15.2%	15.1%	(10	)bps	11.6%	12.6%	100	bps

Management and Franchise Fees

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2005	2006	Change	2005	2006	Change
Reported	$117	$175		$219	$327
Less HI reported	—	(28)		—	(38)
Plus HI	26	28	8%	45	52	16%
Pro Forma - Worldwide	$143	$175	22%	$264	$341	29%

(1) Pro forma for the entities acquired with Hilton International as if they had been acquired on January 1, 2005.  Excludes non-comparable hotels.

NON-GAAP FINANCIAL MEASURES

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures.  We believe that our presentation of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, are important supplemental measures of operating performance to investors.  The following discussion defines these terms and why we believe they are useful measures of our performance.

EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization (EBITDA) is a commonly used measure of performance in our industry which we believe, when considered with measures calculated in accordance with United States Generally Accepted Accounting Principles (GAAP), gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors.  Management has historically adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items described below is necessary to provide the most accurate measure of our core operating results and as a means to evaluate period-to-period results.  We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. We do not reflect such items when calculating EBITDA, however, we adjust for these items and refer to this measure as Adjusted EBITDA. We have historically reported this measure to our investors and believe that the continued inclusion of Adjusted EBITDA provides consistency in our financial reporting.  We use Adjusted EBITDA in this press release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by management in its financial and operational decision-making. Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management.  Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions and dispositions.  Adjusted EBITDA is also widely used by management in the annual budget process.  Externally, we believe these measures continue to be used by investors in their assessment of our operating performance and the valuation of our company.  Adjusted EBITDA reflects EBITDA adjusted for the following items:

Gains and Losses on Asset Dispositions and Non-Recurring Items

We exclude from Adjusted EBITDA the effect of gains and losses on asset dispositions and non-recurring items, such as asset write-downs and impairment losses. We believe the inclusion of these items is not consistent with reflecting the on-going performance of our assets. Management believes it is useful to exclude gains and losses on asset dispositions as these amounts are not reflective of our operating performance or the performance of our assets and the amount of such items can vary dramatically from period to period.  The timing and selection of an asset for disposition is subject to a number of variables that are generally unrelated to our on-going operations.

Proportionate Share of Depreciation and Amortization of Unconsolidated Affiliates

Our consolidated results include the equity earnings from our unconsolidated affiliates after the deduction of our proportionate share of depreciation and amortization expense from unconsolidated affiliates.  We exclude our proportionate share of depreciation and amortization expense from unconsolidated affiliates from Adjusted EBITDA to provide a more accurate measure of our proportionate share of core operating results before investing activities and to provide consistency with the performance measure we use for our consolidated properties.

Operating Interest and Dividend Income

Interest and dividend income from investments related to operating activities is included in our calculation of Adjusted EBITDA.  We consider this income, primarily interest on notes receivable issued to properties we manage or franchise and dividend income from investments related to the development of our core businesses, to be a part of our core operating results.

Non-Controlled Interest

We exclude from Adjusted EBITDA the operating income, net interest expense, tax provision and non-controlled interest reported on our income statement to the extent we have no ownership interest.  These exclusions are shown in their respective lines on the Reconciliation of Adjusted EBITDA to EBITDA and Net Income.

Minority Interest, Net

We exclude the minority interest in the income or loss of our consolidated joint ventures because these amounts effectively include our minority partners’ proportionate share of depreciation, amortization, interest and taxes, which are excluded from EBITDA.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA and Adjusted EBITDA has certain limitations.   Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited.  Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA.  Each of these items should also be considered in the overall evaluation of our results.  Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity.  We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

EBITDA and Adjusted EBITDA are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures.  EBITDA and Adjusted EBITDA reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.